Exhibit 21.1

Subsidiaries of Nextest Systems Corporation

Nextest Systems Europe S.R.L.

Nextest Systems (Philippines) Corporation

Nextest Systems UK LTD

Nextest Systems France S.A.R.L.

Nextest Systems (Thailand) Ltd.

Nextest Systems Japan K.K.

Nextest Systems Korea Co., Ltd.